EXHIBIT 10.70

MASTER RETAINER AGREEMENT

This Retainer Agreement is being entered into by G. David Gerrard, dba Cornerstone Growth Advisors LLC (“CGA”), and Cool Technologies, Inc. (CoolTech), this 1st day of May 2017. Unless renewed by both parties, this agreement will conclude on April 30, 2019.

Scope of Services

CGA will provide CoolTech with advisory and business development services as mutually agreed and described in the attached “Statement of Work” (SOW). All advisory services to be provided hereunder will be referred to as “services”. The parties may use this Agreement for multiple SOWs. Each SOW must reference this Agreement.

Compensation

Each SOW will include details regarding compensation (professional fees, reimbursable expenses, billing procedures and payment terms), which will be mutually agreed upon by CoolTech and CGA.

Statements of Work (SOW)

SOWs will be written documents setting forth, at a minimum, 1) a complete and detailed description of the services to be rendered, 2) the applicable fees for these services, and any additional terms and conditions to which the parties may agree.

Confidential Information

a)	CGA agrees that all work produced for CoolTech as a result of services provided, hereunder shall be owned by CoolTech. Nothing contained in this section shall be construed as prohibiting CoolTech from utilizing in any manner, knowledge acquired in the performance of services for CoolTech.
b)	All Information shared with CGA by CoolTech will be considered confidential. This includes information identified by a disclosing third party, which may result from meetings, research, etc., as proprietary and confidential during the term of this agreement. All confidential Information shall remain the sole property of the disclosing party, unless the ownership of such information is otherwise expressly set forth in a separate agreement.
c)	CGA agrees that it shall not use for any purpose, or disclose to any third party, any confidential information of the other party without the express written consent of the other party.

General Provisions

a)	All communications with respect to all provisions of this Agreement shall be in writing.
b)	The validity of this Agreement and the rights, obligations and relations of the parties hereunder shall be construed and determined under and in accordance with the laws of the State of Illinois.
c)	Any modification or amendment of any provision of this Agreement must be in writing and bear the signature of the duly authorized representatives of both parties.
d)	This Agreement, all attached schedules, and all other agreements referred to herein represents the entire understanding and agreement between the parties with respect to the subject matter hereof and merges any and all prior discussions and Agreements between them.

Termination

Both parties are free to terminate this Agreement, and all SOWs, with or without cause, by providing the other party with a minimum of three months written notice of their intention to terminate. Upon termination, and the request of CoolTech, CGA will return all documentation/materials provided by CoolTech during the term of this Agreement.

Services: Cornerstone Growth Advisors LLC		Client: Cool Technologies, Inc.
G. David Gerrard – Managing Partner		Tim Hassett – Chairman & CEO

By:		By:

Date:	June 1, 2017	Date:	June 5, 2017

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STATEMENT OF WORK (SOW)

This Statement of Work (SOW), entered into by Cornerstone Growth Advisors (“CGA”) and Cool Technologies, Inc. (Cool Tech) this 1st day of May 2017, includes the Deliverables, Timeline, Project Management and Compensation details for services provided by CGA. This SOW is a subset of the Master Retainer Agreement between CGA and CoolTech.

Retainer Deliverables

1)	Provide leadership introductions to network connections throughout the commercial vehicle industry and commercial vehicle application/user verticals, as known and available. Assist in opening doors, introductions, organizing meetings, scheduling sales calls, and participating in meetings/sales calls as requested.
2)	Assist CoolTech with strategic/annual planning with the CoolTech leadership team, current or future advisory boards and Board of Directors.
3)	Provide input to CoolTech on sales presentation content, including collateral materials.
4)	Develop/nurture the CoolTech brand image, potential client relationships and contacts.

Timeline

Services/work provided by CGA shall begin May 1, 2017 and conclude on April 20, 2019. Upon completion, CoolTech and CGA will mutually determine the desire for continuation and/or expansion of the scope of services/work initially performed. Renewals for continuation of services/work shall be in one-year terms, unless agreed otherwise.

Project Management

1)	CGA will submit invoices each month.
2)	CGA and CoolTech will have quarterly “check-ins” (phone or meetings) to include David Gerrard (CGA), and Tim Hassett (CoolTech) to assess progress, determine needs, and refine priorities.

Compensation

1)	Fees – Over the two-year term of this agreement, CoolTech shall pay CGA $4,000 per month.
2)	Commission – Over the term of this agreement, CGA shall receive a selling commission of 5% of gross revenue on all new business generated for CoolTech by CGA. Client commissions shall be paid monthly and will sunset after five- years.
3)	Expenses – CoolTech will reimburse CGA for out-of-pocket expenses associated with work performed and meetings conducted on the behalf of CoolTech. Such expenses will cover customary travel expenses including food, lodging and travel costs (air, auto, other). CGA will strive to minimize expense costs for CoolTech and will secure approval for expenses expected to exceed $500.
4)	CGA will invoice CoolTech on a monthly basis for fees and expenses incurred during the previous one-month period. CoolTech will provide remuneration within two weeks (14 days) of invoice submission. CGA agrees to receive 100,000 shares of WARM in lieu of the May and June 2017 monthly retainer fees.
5)	CGA shall be awarded 20,000 restricted stock options for each large conquest customer (eg: Rush, Summit, Idealease, Altec, MHC, RWC, etc.) and 5,000 restricted stock options for each smaller independent dealers or users.

Services: Cornerstone Growth Advisors LLC		Client: Cool Technologies, Inc.
G. David Gerrard – Managing Partner		Tim Hassett – Chairman & CEO

By:		By:

Date:	June 1, 2017	Date:	June 5, 2017

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